Exhibit 10.3

13131 Dairy Ashford, Suite 600
Sugar Land, Texas 77478
September 18, 2017
PERSONAL & CONFIDENTIAL
Mr. Gary G. Yesavage
c/o Team, Inc.
13131 Dairy Ashford, Suite 600
Sugar Land, Texas 77478
Dear Gary:
This letter sets forth our mutual understanding and agreement concerning your service as interim Chief Executive Officer of Team, Inc. (“Team”).
1.Positions; Term; Duties; Location.
(a)Commencing September 18, 2017, you will serve as Interim Chief Executive Officer of Team (“CEO”), reporting to the Board of Directors of Team (“Board”). You will remain a member of the Board during your service as CEO.
(b)You will be an employee at will and will serve at the pleasure of the Board, meaning that the Board can terminate your service as CEO with or without Cause at any time.
(c)During your service as CEO, you agree to devote your full business time, energy and skill to the performance of your duties, authorities and responsibilities to Team; provided that the foregoing will not prevent you from (i) serving on the boards of directors of non-profit organizations and, with the prior written approval of the Board (which will not be unreasonably withheld), other for profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing your passive personal investments so long as such activities in the aggregate do not materially interfere or conflict with your duties or create a potential business or fiduciary conflict.
(d)You acknowledge that you may be required to travel in connection with the performance of your duties.
2.    Cash Compensation; Participation in Team Benefit Plans; Board Fees. For so long as you serve as CEO, you will receive cash compensation of $50,000 per month, less applicable withholdings required by law, payable in accordance with Team’s regular payroll schedule and pro-rated for service for any partial month. Except as set forth below regarding restricted stock units, you will not participate in any employee benefit plans of Team or its subsidiaries. During your service as CEO, you will not be entitled to receive any payments in respect of your service as a member of the Board.

3.    Restricted Stock Unit Grants
(a)On September 18, 2017, Team will grant to you an award of restricted stock units (the “Service RSUs”) relating to 14,815 shares of common stock of the Team, par value $0.30 per share (“Shares”) pursuant to the Team, Inc. 2016 Equity Incentive Plan (the “EIP”). The Service RSUs will vest in full and be settled upon the earliest to occur of (a) January 18, 2018, (b) Team’s appointment of a permanent Chief Executive Officer, (c) Team’s termination of your service as CEO without Cause, and (d) your ceasing to serve as interim Chief Executive Officer due to your death or permanent disability, as determined by the Board in its reasonable, good faith discretion (the earliest to occur of clauses (a), (b), (c) and (d) the “RSU Vesting Date”), subject to your continued service as CEO through the RSU Vesting Date. If your service as CEO terminates for any reason prior to the RSU Vesting Date, you will forfeit the Service RSUs.
(b)On September 18, 2017, the Team will grant to you an award of restricted stock units (the “Performance RSUs”) relating to 14,815 Shares pursuant to the EIP. Such portion of the Performance RSUs will vest and be settled as determined in the Board’s sole discretion based on its assessment of your performance as CEO (and any portion of the Performance RSUs that do not vest shall be forfeit), upon the earliest to occur of (a) Team’s appointment of a permanent Chief Executive Officer, and (b) your ceasing to serve as interim Chief Executive Officer due to your death or permanent disability, a determined by the Board in its reasonable, good faith discretion (the earliest to occur of clauses (a) and (b), the “PSU Vesting Date”), subject to your continued service as CEO through the PSU Vesting Date. If your service as CEO terminates for any reason prior to the PSU Vesting Date, you will forfeit the Performance RSUs.
4.    Expenses. During your service as CEO, you shall be entitled to receive reimbursement for all reasonable, documented business expenses incurred by you in accordance with the performance of your duties.
5.    Certain Definitions. For purposes of this agreement, “Cause” shall mean (a) conviction of, or pleading guilty or nolo contendere to, a felony, or (b) your willful and continued failure to perform your duties (except due to mental or physical incapacity).
6.    Your Right to Indemnification. Team shall indemnify you and hold you harmless to the fullest extent permitted by law against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including advancement of reasonable attorney’s fees), losses, and damages resulting from your good faith performance of your duties and obligations with Team. Team will cover you under directors’ and officers’ liability insurance both during and, while potential liability exists, after your employment in the same amount and to the same extent as Team covers its other officers and directors. These obligations will survive the termination of your employment with Team.
7.    Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. This agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representative

Gary, we are grateful for your strong commitment to Team and we appreciate you’re your leadership during this transition period.
Very truly yours,
/s/ Louis A. Waters

Accepted and Agreed to:

/s/ Gary G. Yesavage
Gary G. Yesavage

Dated:	September 18, 2017

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